Exhibit 23.1

List of Green Automotive Company Subsidiaries

1.

GAC Automotive Services, Inc. – a Nevada corporation (wholly-owned)

2.

GAC EV Motors, Inc. – a Nevada corporation (wholly-owned)

3.

Liberty Electric Cars Ltd. - an England and Wales Private Company Limited (wholly-owned)

4.

Newport Coachworks, Inc. – a California corporation (wholly-owned)